Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement and to the reference to our firm under the heading “Experts” on Form F-2 of Elbit Vision Systems Ltd., of our report dated May 18, 2004, of our audit of ScanMaster Systems (IRT) Ltd., as of December 31 2003 and 2002, and for the years then ended, which report is included in the Elbit Vision Systems Ltd., Report on Form 6-K for the month of October 2004, filed with the Securities and Exchange Commission on October 28, 2004.

/s/ Kost Forer Gabbay & Kasierer,
(Former Kost Forer & Gabbay)

A member of Ernst & Young Global

Tel Aviv, Israel
October 28, 2004